Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY SIGNS NEW CREDIT FACILITY, UPDATES MID-YEAR RESERVES AND PLANNED DRILLING

Houston, Texas, December 7, 2010 - Dune Energy, Inc. (OTCBB:DUNR) today announced the following:

New Credit Facility

Dune has replaced its $40 million revolving credit facility with Wells Fargo Capital Finance, LLC with a new $40 million term loan facility from Wayzata Opportunities Fund II, L.P. The new facility will mature on March 15, 2012. Major terms of the new facility are that Wells Fargo Capital Finance, LLC will remain agent for the facility, the $8.5 million of standby Letters of Credit for P&A bonds will now be cash collateralized through the bonding agent, the June 2011 bond interest payment of $15.75 million will be held in escrow until due. The primary negative covenant of the term loan is that the total present value of future net revenues discounted at 10%, or PV-10%, of the proved developed reserves must be greater than two (2) times the value of the face amount of the term loan. The mid-year, June 30, 2010 unaudited internally prepared reserve report PV-10 using Securities and Exchange Commission, or SEC, price assumptions was $149.9 million or 3.7 times the value of the revolver.

Mid-Year Reserves

Mid-year reserves, as reflected in our June 30, 2010 unaudited internally prepared report reflected total proved reserves of 93.1 billion cubic feet equivalent (Bcfe) consisting of 6.2 million barrels of oil (MMbo) and 56.0 Bcf of natural gas. Sixty percent of these reserves were natural gas. The PV-10 based on SEC pricing of $75.15 per barrel of oil and $4.24 per thousand cubit feet (Mcf) of natural gas of these reserves is $248.3 million. Proved reserves at year end 2009 were 105.5 Bcfe, based on SEC pricing of $58.05 per barrel of oil and $4.135 per Mcf of natural gas with a PV-10 of $212.3 million. During the first half of the year we sold 11.9 Bcfe of proved reserves and produced 3.8 Bcfe. The increase of 3.3 Bcfe over sales and production reflected minor net upward revisions in several wells within our fields.

2011 Drilling Operations

Dredging operations are scheduled to commence at our 19,500 foot Garden Island Bay SL 214 No. 1 subsalt well in early December with the rig scheduled to commence drilling around mid January 2011. The well is anticipated to take approximately 90 days to drill and another 30-45 days to test. Initially Dune will have a 15% working interest in the well escalating to a 26% working interest after the first 3 million gross barrels of oil equivalent are produced. Gross prospect reserves are estimated to be in excess of 100 MMboe.

Utilizing available cash flow and funds from the new term loan we anticipate drilling one to two shallower oil wells within our Garden Island Bay field along with a continuing workover recompletion and PUD drilling within our other fields.

James A. Watt, President and Chief Executive Officer stated, “Our new term loan facility coupled with cash flow provides us the liquidity to test the deep potential of Garden Island Bay and resume drilling and recompletion programs in several of our Gulf Coast fields. We believe that success in these drilling ventures will position the company to evaluate restructuring its balance sheet prior to the June 2012 maturity of the 10 1/2% Senior Secured Notes.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300